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                                  EXHIBIT 11
   STATEMENT REGARDING COMPUTATION OF BASIC AND DILUTED PER SHARE EARNINGS


        Shares issuable under employee stock options and warrants were excluded from the computation of the weighted average number of common shares since they were antidilutive.